           AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES
       EXHIBIT 12 - COMPUTATION OF THE RATIO OF EARNINGS TO FIXED CHARGES
                         (Dollars amounts in thousands)

         The following table sets for the ratio of earnings to fixed charges of the Company for the nine months ended March 31, 2001 and March 31, 2000 and the five fiscal years ended June 30, 2000 computed by dividing net fixed charges
(interest expense on all debt plus the interest element of operating leases)
into earnings (income before income taxes and fixed charges).
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
                                           Nine Months Ended
                                               March 31,                 For Fiscal Years Ended June 30,
                                           -------------------   ---------------------------------------------------
                                             2001       2000       2000      1999       1998      1997        1996
                                           --------   --------   -------   --------   --------   -------     -------
Net earnings...........................    $  6,635   $ 11,463   $ 7,368   $ 14,088   $ 11,455   $ 5,940     $ 2,319
Income tax expense.....................       4,424      7,642     4,516      7,763      6,435     3,062         802
Interest charges.......................      41,020     26,175    38,122     22,427     13,190     5,175       2,668
Amortization of debt issuance cost.....       1,619      1,111     1,734      1,012      1,171       535         505
Interest portion of rental expense.....         257        231       534        232        136        40          32
                                           --------   --------   -------   --------   --------   -------     -------
Earnings available to cover fixed
   charges ............................    $ 53,955   $ 46,622   $52,274   $ 45,522   $ 32,387   $14,752     $ 6,326
                                           ========   ========   =======   ========   ========   =======     =======
Fixed charges
   Interest charges....................      41,020     26,175    38,122     22,427     13,190     5,175       2,668
Amortization of debt issuance costs....       1,619      1,111     1,734      1,012      1,171       535         505
   Interest portion of rental expense..         257        231       534        232        136        40          32
                                           --------   --------   -------   --------   --------   -------     -------
     Total fixed charges...............    $ 42,896   $ 27,517   $40,390   $ 23,671   $ 14,497   $ 5,750     $ 3,205
                                           ========   ========   =======   ========   ========   =======     =======
Ratio of earnings to fixed charges.....        1.26       1.69      1.29       1.92       2.23      2.56        1.97
                                           ========   ========   =======   ========   ========   =======     =======
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